UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                                   MOCON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     [_]  Fee paid previously with preliminary materials:

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     [_]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

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          4)   Date Filed:

________________________________________________________________________________

                               2001 ANNUAL MEETING


                                   MOCON, INC.
                             7500 BOONE AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428





TO THE SHAREHOLDERS OF MOCON, INC.:


     You are cordially invited to attend our Annual Meeting of Shareholders to be held on May 22, 2001, at 4:00 p.m., local time, at the Company Headquarters, 7500 Boone Avenue North, Minneapolis, Minnesota.

     The formal Notice of Meeting, Proxy Statement and form of proxy are enclosed.

     Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy in the envelope provided as soon as possible so that your vote will be recorded.

                                        Very truly yours,




                                        /s/ Robert L. Demorest

                                        Robert L. Demorest
                                        CHAIRMAN OF THE BOARD,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


April 4, 2001











                          PLEASE SIGN, DATE AND RETURN
                           THE ENCLOSED PROXY PROMPTLY
                         TO SAVE THE COMPANY THE EXPENSE
                           OF ADDITIONAL SOLICITATION.

                                   MOCON, INC.
                             7500 BOONE AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428


                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 22, 2001

                              ------------------

TO THE SHAREHOLDERS OF MOCON, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of MOCON, Inc. will be held on May 22, 2001, at 4:00 p.m., local time, at the Company Headquarters, 7500 Boone Avenue North, Minneapolis, Minnesota for the following purposes:

     1. To elect eight directors to serve for the ensuing year or until their successors are elected and qualified;

     2. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on March 23, 2001 has been fixed as the record date for the determination of shareholders who are entitled to vote at the meeting or any adjournments thereof.

                                        By Order of the Board of Directors



                                        /s/ Dane D. Anderson

                                        Dane D. Anderson
                                        SECRETARY

Dated: April 4, 2001

  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.

                                   MOCON, INC.
                             7500 BOONE AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428


                               ------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 2001

                               ------------------


                                  INTRODUCTION

     The Annual Meeting of Shareholders (the "Annual Meeting") of MOCON, Inc. (the "Company") will be held on May 22, 2001, at 4:00 p.m., local time, at the Company Headquarters, 7500 Boone Avenue North, Minneapolis, Minnesota, or at any adjournment or adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock, $0.10 par value (the "Common Stock") will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

     Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

     The Company expects that this proxy material will first be mailed to shareholders on or about April 4, 2001.

                                VOTING OF SHARES

     Only holders of Common Stock of record at the close of business on March 23, 2001 will be entitled to vote at the Annual Meeting. On March 23, 2001, the Company had 5,458,877 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting.

     The presence at the Annual Meeting, in person or by proxy, of the holders of thirty-three and one-third percent (331/3%) of the outstanding shares of Common Stock entitled to vote at the meeting (1,819,626 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

     The election of a nominee for director and any other proposals that may come before the Annual Meeting described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the meeting). Shares represented by a proxy card including any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved. Shares represented by a proxy card voted as abstaining on any of the other proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter.

                              ELECTION OF DIRECTORS
                                   PROPOSAL 1

NOMINATION

     The Third Restated Bylaws of the Company provide that the number of directors shall be the number elected by the shareholders at the last annual meeting of shareholders or the number set by resolution of the Board. Eight directors were elected at the 2000 Annual Meeting, and as a result there will be eight directors of the Company for the ensuing year. The Board has nominated the eight individuals below to serve as directors of the Company until the next annual meeting of the shareholders or until their respective successors have been elected and qualified. All of the nominees are members of the current Board.

     The Board recommends a vote FOR the election of each of the nominees listed below. In absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

     The following information has been furnished to the Company, as of March 14, 2001, by the persons who have been nominated by the Board to serve as directors for the ensuing year.

                                                                                     DIRECTOR
NAME OF NOMINEE         AGE                   PRINCIPAL OCCUPATION                    SINCE
--------------------   -----   --------------------------------------------------   ---------
Robert L. Demorest      55     Chairman of the Board, President and Chief             1995
                               Executive Officer of the Company

Dean B. Chenoweth       79     Executive Vice President of Advantek, Inc.             1980

J. Leonard Frame        76     President and Chief Executive Officer of Phoenix       1983
                               Solutions Co.

Paul L. Sjoquist        67     Registered Patent Attorney and Independent             1988
                               Consultant

Richard A. Proulx       67     Certified Public Accountant and Independent            1991
                               Consultant

Tom C. Thomas           41     Partner, Oppenheimer, Wolff & Donnelly LLP             1997

Ronald A. Meyer         50     Vice President of the Company                          2000

Daniel W. Mayer         50     Executive Vice President of the Company                2000

OTHER INFORMATION ABOUT NOMINEES

     Except as indicated below, there has been no change in principal occupations or employment during the last five years for the directors or nominees for election as directors.

     Mr. Sjoquist has been an independent consultant since 1997, when he retired from the law firm of Palmatier, Sjoquist, Voigt & Christensen, P.A. where he had been a patent attorney for more than five years. Mr. Sjoquist has provided and is expected to continue to provide certain legal services to the Company.

     Mr. Robert L. Demorest has been the Chairman of the Board, President and Chief Executive Officer of the Company since April 2000. Prior to that time, Mr. Demorest had been President of the Company for more than five years.

     Mr. Thomas has been an attorney in the law firm of Oppenheimer, Wolff & Donnelly LLP for more than five years. Oppenheimer, Wolff & Donnelly LLP has provided and is expected to continue to provide certain legal services to the Company.

     Mr. Ronald A. Meyer has been a Vice President of the Company for more than five years. From 1995 to April 2000, Mr. Meyer also served as the Company's Chief Financial Officer, Secretary and Treasurer.


INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The business and affairs of the Company are managed by the Board. The Board met four times and took action by written consent one time during 2000. Committees established by the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating Committee.

     The members of the Audit Committee during 2000 were Messrs. Proulx, Chenoweth and Frame. Messrs. Proulx and Chenoweth served on the Audit Committee for the entire year, and Mr. Frame served on the Audit Committee from May 9, 2000 through the end of the year. The function of the Audit Committee is to review Company financial statements, oversee the financial reporting and disclosures prepared by management, make recommendations regarding the Company's financial controls, and confer with the Company's outside auditors. The Audit Committee met four times during 2000.

     The members of the Compensation Committee during 2000 were Messrs. Frame and Sjoquist. The function of the Compensation Committee is to set the compensation for those officers who are also directors, and set the terms of, and grants of awards under, the Company's Incentive Compensation Plan (the "Bonus Plan"), and the 1998 Stock Option Plan (the "1998 Plan"), and to act on other matters relating to compensation as it deems appropriate. The Compensation Committee met six times and took action by written consent two times during 2000.

     The members of the Nominating Committee appointed in connection with the Annual Meeting were Messrs. Chenoweth and Thomas. The function of the Nominating Committee is to select nominees for the Board of Directors. The Nominating Committee will consider director nominations by shareholders. Shareholders who wish to make recommendations may submit names in writing to the Company by the deadline for shareholder proposals, together with biographical information, the address and the telephone number of the proposed nominee. The Nominating Committee did not meet during 2000.

     All of the Directors attended 75% or more of the aggregate meetings of the Board and all committees on which they served.

AUDIT COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report will not be deemed to be incorporated by reference into any such filing.

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

     The Audit Committee consists of Messrs. Proulx, Chenoweth and Frame, each of whom is a member of our Board of Directors and qualifies as "independent" as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by the Company's Board of Directors which is included in this proxy statement as Appendix A.

     The primary function of the Audit Committee is to provide advice with respect to the Company's financial matters and to assist the Company's Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The Audit Committee's primary duties and responsibilities are to:

     o monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     o monitor the independence and performance of the Company's independent auditors.

     o provide an avenue of communication among the independent auditors, management, and the Board of Directors.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

REVIEW OF THE COMPANY'S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED
     DECEMBER 31, 2000

     The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000 with the Company's management. The Audit Committee has discussed with KPMG LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with them.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

                                        AUDIT COMMITTEE

                                        Richard A. Proulx, Chairman
                                        Dean B. Chenoweth
                                        J. Leonard Frame


DIRECTOR COMPENSATION

     DIRECTORS' FEES. During 2000, non-employee directors each received a retainer fee of $600 per month without regard to the number of Board or committee meetings held or attended by such director. Effective January 1, 2001, each of the non-employee directors of the Company will receive a retainer fee of $600 per month without regard to the number of Board meetings held or attended, along with an additional $400 for each board meeting and/or committee meeting attended in person.

     DIRECTORS' OPTIONS. On November 14, 2000, each non-employee director (a total of 5 of the directors) received options to purchase 3,000 shares of the Company's Common Stock at an exercise price of $6.156 per share. Each option becomes exercisable November 14, 2001 and remains exercisable until November 14, 2010 in accordance with the provisions of the Company's 1998 Plan.

     DIRECTOR RETIREMENT PLAN. On March 23, 1988, the Board adopted a retirement plan for non-employee directors of the Company (the "Retirement Plan"). Pursuant to the Retirement Plan, all non-employee directors who have served on the Board of Directors of the Company for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director's retirement occurs, provided that such payment will not be made to a director who, following retirement, continues to serve the Company in a consulting capacity. The amount to be received will be payable in four installments at the end of each of the four fiscal quarters following retirement. As of December 31, 2000, all of the Company's current non-employee directors, with the exception of Mr. Thomas, were eligible to receive payments pursuant to the Retirement Plan upon their retirement from the Board.

          PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of March 14, 2001 unless otherwise noted (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director and each executive officer named in the Summary Compensation Table and (c) by all executive officers and directors of the Company as a group.

                                                                                     SHARES OF COMMON STOCK
                                                                                    BENEFICIALLY OWNED(1)(2)
                                                                             --------------------------------------
NAME                                                                             AMOUNT        PERCENT OF CLASS (3)
--------------------------------------------------------------------------   --------------   ---------------------
Fenimore Asset Management, Inc. ..........................................    439,161 (4)                8.0%

 118 North Grand Street
 P.O. Box 310
 Cobleskill, New York 12043

Robert L. Demorest .......................................................    216,625  (6)               3.9%

Daniel W. Mayer ..........................................................    104,478 (11)               1.9%

Ronald A. Meyer ..........................................................    130,379 (10)               2.4%

Dane D. Anderson .........................................................     18,626 (12)                 *

William N. Mayer .........................................................      1,000  (5)                 *

Dean B. Chenoweth ........................................................     44,750  (7)                 *

J. Leonard Frame .........................................................      8,816  (8)                 *

Richard A. Proulx ........................................................     12,125  (7)                 *

Paul L. Sjoquist .........................................................     11,302  (7)                 *

Tom C. Thomas ............................................................      1,500  (9)                 *

All current directors and executive officers as a group (10 persons) .....    549,601 (13)               9.8%

------------------

*    Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(3)  Based on 5,458,827 shares of Common Stock outstanding as of March 14, 2001.

(4) Fenimore Asset Management, Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission that, as of December 31, 2000, it was the beneficial owner of all such shares, possessing shared voting and investment power with respect to all such shares.

(5) Includes 1,000 shares owned beneficially by Mr. W.N. Mayer and his wife jointly as to which he shares voting and investment power. Mr. W.N. Mayer retired effective April 1, 2000. On March 14, 2001, the Company repurchased 293,604 shares of common stock beneficially owned by Mr. Mayer at the market price on that date.

(6) Includes 63,500 shares that Mr. Demorest has the right to acquire within 60 days upon the exercise of stock options. Also includes 118,675 shares owned beneficially by Mr. Demorest and his wife jointly as to which he shares voting and investment power. Also includes 3,000 shares held in trust for his children.

(7) Includes 2,500 shares that such directors have the right to acquire within 60 days upon the exercise of stock options.

(8) Includes 2,500 shares that Mr. Frame has the right to acquire within 60 days upon the exercise of stock options. Also includes 4,816 shares owned beneficially by Mr. Frame and his wife jointly as to which he shares voting and investment power and 1,500 shares owned by his wife, as to which he disclaims any beneficial interest.

(9) Includes 1,000 shares that Mr. Thomas has the right to acquire within 60 days upon exercise of stock options.

(10) Includes 31,500 shares that Mr. Meyer has the right to acquire within 60 days upon the exercise of stock options. Also includes 98,879 shares owned beneficially by certain trusts as to which he shares voting and investment power.

(11) Includes 37,500 shares that Mr. D.W. Mayer has the right to acquire within 60 days upon the exercise of stock options.

(12) Includes 18,125 shares that Mr. Anderson has the right to acquire within 60 days upon exercise of stock options.

(13) Includes an aggregate of 161,625 shares that certain directors and executive officers have the right to acquire within 60 days upon the exercise of stock options. Includes an aggregate of 227,870 shares as to which voting and investment power are shared or may be deemed to be shared by certain directors and executive officers.

                    EXECUTIVE COMPENSATION AND OTHER BENEFITS


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in the last fiscal year (the "Named Executive Officers"). Other than Messrs. Demorest, D.W. Mayer, Anderson and Meyer, no other executive officer of the Company had salary and bonus which exceeded $100,000 in the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                -------------
                                                   ANNUAL COMPENSATION            SECURITIES         ALL OTHER
                                           ----------------------------------     UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR         SALARY($)        BONUS($)(1)     OPTIONS (#)          ($)(2)
-------------------------------   ------   ------------------   -------------   -------------   ------------------
Robert L. Demorest                2000    $ 166,215                $ 71,303         39,000     $   1,960
 Chairman of the Board,           1999      155,790                  50,847              0         1,920
 President and Chief              1998      149,800                  23,738          8,500         1,900
 Executive Officer

Daniel W. Mayer                   2000     $136,834(4)             $ 44,463         17,500     $   2,292
 Executive Vice President         1999      131,364                  42,874              0         1,814
                                  1998      126,312                  20,031          7,500         1,900

Dane D. Anderson                  2000     $ 87,018(4)             $ 19,958         12,500     $   1,157
 Vice President and Chief         1999       69,966                  11,937              0             0
 Financial Officer, Treasurer     1998       67,452                   5,760          3,000             0
 and Secretary

Ronald A. Meyer                   2000    $  78,342                $ 27,001         11,500     $   1,568
 Vice President                   1999      136,962                  44,701              0         1,892
                                  1998      131,694                  20,885          7,500         1,900

William N. Mayer                  2000    $  55,908                $      0              0      $252,651(3)
 Retired Chairman of the          1999      223,630                 104,435              0         1,920
 Board and Chief Executive        1998      223,630                  50,626         10,000         1,900
 Officer

------------------
(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though such bonuses were actually paid in the following year. Except as otherwise provided herein, all bonuses were payable pursuant to the Company's Bonus Plan. The Bonus Plan is based upon the achievement by the Company of certain established profit goals and is described below under the heading "Compensation Committee Report on Executive Compensation."

(2) "All Other Compensation" includes Company contributions to its Salary Reduction Plan. Under the Salary Reduction Plan, participants may voluntarily request that the Company reduce his or her pre-tax compensation by up to 12% (subject to certain special limitations) and contribute such amounts ("Basic Contributions") to a trust. The Company contributed an amount equal to 25% of the first 6% of each participant's Basic Contributions during the period from July 1, 2000 to December 31, 2000. From January 1, 1998 to July 1, 2000 the Company contributed an amount equal to 20% of the first 6% of each participant's Basic Contributions.

(3) Includes $224,000 paid to Mr. W.N. Mayer in connection with his April 1, 2000 retirement, $112,000 of which was for past services and $112,000 of which was for consulting services rendered and to be rendered from the date of April 1, 2000 through December 31, 2001. Also includes $26,727 which represents the fair market value of a vehicle Mr. Mayer used while employed by the Company which was given to him upon his retirement.

(4) Includes $2,371 and $5,145 paid to Mr. D.W. Mayer and Mr. Anderson respectively as compensation for forfeited vacation.


OPTION GRANTS AND EXERCISES

     The following tables summarize option grants and exercises during 2000 to or by the Named Executive Officers and the potential realizable value of the options held by such persons at December 31, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                                  VALUE AT ASSUMED
                       -------------------------------------------------------------------------    ANNUAL RATES OF STOCK
                                                   PERCENT OF TOTAL                                    PRICE APPRECIATION
                         NUMBER OF SECURITIES      OPTIONS GRANTED     EXERCISE OR                     FOR OPTION TERM (2)
                              UNDERLYING             TO EMPLOYEES      BASE PRICE     EXPIRATION   -----------------------
NAME                    OPTIONS GRANTED (#)(1)      IN FISCAL YEAR       ($/SH)          DATE          5%           10%
--------------------   ------------------------   -----------------   ------------   -----------   ----------   ----------
Robert L. Demorest             9,000 (3)               5%           $  5.63       02/01/10      $ 31,894     $ 80,494
                              30,000 (5)              16%              5.94       10/18/10      $112,219     $283,219

Daniel W. Mayer                7,500 (3)               4%              5.63       02/01/10      $ 26,578     $ 67,078
                              10,000 (5)               5%              5.94       10/18/10      $ 37,422     $ 94,446

Dane D. Anderson               2,500 (4)               1%              5.63       02/01/10      $  8,859     $ 22,359
                              10,000 (5)               5%              5.94       10/18/10      $ 37,422     $ 94,446

Ronald A. Meyer                7,500 (3)               4%              5.63       02/01/10      $ 26,578     $ 67,078
                               4,000 (5)               2%              5.94       10/18/10      $ 14,963     $ 37,763

William N. Mayer                  --                  --                 --             --            --           --

------------------
(1) All the options granted to executives were granted under the 1998 Plan. Options become exercisable under the plan so long as executives remain in the employ of the Company or one of its subsidiaries. To the extent not already exercisable, options granted under the 1998 Plan become immediately exercisable in full upon certain changes in control of the Company, provided that, upon such a change in control, the Compensation Committee may determine that holders of options granted under the 1998 Plan will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control of the Company over the exercise price of such options. See "Executive Compensation and Other Benefits -- Change in Control Arrangements."

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table might not necessarily be achieved.

(3) These options were granted on February 1, 2000 (the "Date of Grant") and were fully vested on the Date of Grant.

(4) This option was granted on February 1, 2000 (the "Date of Grant") and vests in 25% installments over four years.

(5) These options were granted on October 18, 2000 (the "Date of Grant") and were fully vested on the Date of Grant.

                         AGGREGATED OPTION EXERCISES IN
                    LAST FISCAL YEAR AND FY-END OPTION VALUES


                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                      OPTIONS AT FISCAL               IN-THE-MONEY OPTIONS
                             SHARES                                      YEAR-END (#)                AT FISCAL YEAR-END ($)(3)
                          ACQUIRED ON            VALUE         -------------------------------   ------------------------------
NAME                    EXERCISE (#)(1)     REALIZED ($)(2)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------   -----------------   -----------------   -------------   ---------------   -------------   --------------
Robert L. Demorest              --               --           63,500                0             $45,079          $    0
Daniel W. Mayer              7,500           $9,062           37,500                0             $26,953          $    0
Dane D. Anderson                --               --           17,125            4,000             $ 8,648          $3,804
Ronald A. Meyer                 --               --           31,500                0             $22,453          $    0
William N. Mayer                --               --           10,000                0             $15,313          $    0

------------------
(1) The exercise price of options granted under the Company's Non-Statutory Plan, 1992 Stock Option Plan ("the 1992 Plan") or the 1998 Plan may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. In addition, the exercise price of options granted under the 1992 Plan or the 1998 Plan may be paid pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. Under the 1992 Plan and the 1998 Plan, the Compensation Committee also has the discretion to grant a supplemental cash bonus to an optionee in connection with the grant or exercise of an option or both the grant and exercise of an option. See "Executive Compensation and Other Benefits -- Change in Control Arrangements."

(2) The "Value Realized" is calculated as the excess of the market value of the Common Stock on the date of exercise or December 31, 2000, as the case may be, over the exercise price. The market price of the Common Stock as of December 31, 2000 was calculated as the average of the high and low sales prices as quoted on the Nasdaq National Market System. The exercise price of outstanding options range from $5.156 to $11.625 per share.

(3) Value calculated as the excess of the market value of the Common Stock at December 31, 2000 ($6.688), calculated as the average of the high and low sales prices as quoted on the Nasdaq National Market System, over the exercise price per share. Options are in-the-money if the market price of the shares exceeds the option exercise price.

RETIREMENT COMPENSATION

     William N. Mayer, a director of the Company for 29 years and its Chief Executive Officer since 1988, decided not to stand for reelection to the Board and to retire as Chief Executive Officer of the Company, effective as of April 1, 2000. In recognition of Mr. Mayer's past service to the Company and in consideration of future consulting services to be provided by Mr. Mayer, the Compensation Committee of the Board of Directors paid Mr. Mayer upon his retirement a total of $224,000, plus conveyed to him title to the Company automobile that he had used. The $224,000 cash payment constituted $112,000 for past services and $112,000 for future consulting services to be rendered from the date of Mr. Mayer's retirement through December 31, 2001.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Composed entirely of outside directors, the Compensation Committee of the Board of Directors meets three to six times per year and is responsible for establishing the compensation for executive officers who are also directors of the Company (Messrs. Demorest, D.W. Mayer and Meyer), and for administering the Company's compensation and stock option plans in which these individuals and other key employees participate. The Company's Chief Executive Officer establishes the compensation of all other executive officers who are not also directors of the Company. The members of the Compensation

Committee of the Company during 2000 were J. Leonard Frame and Paul L. Sjoquist. A more complete description of the functions of the Compensation Committee is set forth under the caption "Election of Directors -- Information About the Board and its Committees."

     COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to link executive compensation directly to earnings performance and therefore to increases in shareholder value. The objectives of the Company's executive compensation program are to:

     o Reward the achievement of desired Company earnings and individual performance goals.

     o Provide compensation that is competitive with other companies of comparable size and performance that enables the Company to attract and retain key executives.

     o Link compensation to the performance of the Company's Common Stock thereby aligning the interests of executives with those of the Company's shareholders.

     The Company's executive compensation program provides a level of compensation that is competitive for companies of comparable profitability, complexity and size. In determining compensation levels, competitive compensation data, including compensation data for some of the companies included in the Peer Group Index used in the Stock Performance Graph as well as other companies, is collected by management, analyzed and presented to the Compensation Committee for review. The Compensation Committee ultimately determines the proper level of compensation which may be greater or less than competitive levels in this survey data based upon factors such as annual and long-term Company performance and individual performance. The compensation of executives other than Messrs. Demorest, D.W. Mayer, and Meyer was established by Mr. Demorest using a similar philosophy.

     EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. The Compensation Committee uses its discretion to establish executive compensation at levels which, in its judgment, are warranted by external and internal factors, as well as an executive's individual circumstances. As a result, actual compensation levels may be greater or less than the compensation levels at the companies used in the comparative analysis based upon annual and long-term Company performance as well as individual performance. The particular elements of the compensation program are discussed more fully below.

     BASE SALARY. Base salary levels of executives are determined by taking into account an executive's level of responsibility, prior experience, competitive market data, the skills and experiences required by the position and the individual performance. Mr. Robert Demorest's salary was increased from $166,000 to $200,000 on January 1, 2001. Mr. Daniel Mayer's salary was increased from $136,619 to $146,619 on January 1, 2001. Mr. Ronald Meyer is paid $68.48 per hour and currently is working approximately 8 hours per week. This is the same hourly rate as was paid to Mr. Meyer in 2000 (based on a 40 hour work week), although prior to April 5, 2000, Mr. Meyer worked full-time for the Company.

     ANNUAL INCENTIVE COMPENSATION. Annual cash bonuses are paid under the Company's Bonus Plan to the executives and are designed to provide a direct financial incentive to executives to achieve the Company's annual profit goals measured by net income before income taxes and incentives. The annual incentive targets range from 35% to 50% of base salary if the Company's profit goals are achieved (the "Incentive Target"). To the extent the Company's profits are less than or greater than established goals, the annual incentive is proportionally reduced or increased but may not exceed 150% of the Incentive Target. Mr. Demorest's, Mr. D.W. Mayer's, Mr. Anderson's and Mr. Meyer's bonuses for 2000 were $71,303, $44,463, $19,958 and $27,001, respectively. The Compensation Committee believes that Mr. Demorest, Mr. D.W. Mayer, Mr. Anderson, and Mr. Meyer performed well under the circumstances.

     LONG-TERM INCENTIVE COMPENSATION. Stock options are used to enable key executives to participate in a meaningful way in the success of the Company and to link their interests directly with those of the shareholders. The number of stock options granted to executives is based upon a number of factors, including base salary level, the number of options previously granted and individual and Company performance during the year. Based upon these factors, Mr. Demorest, Mr. D.W. Mayer, Mr. Anderson, and Mr. Meyer were granted options to purchase a total of 39,000, 17,500, 12,500 and 11,500 shares, respectively, during 2000.

     SECTION 162(m). The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code") limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the three other most highly compensated executives of publicly held companies. The Company does not believe it will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate a policy if compensation levels ever approach $1,000,000.

                CHIEF EXECUTIVE OFFICER   COMPENSATION COMMITTEE
                Robert L. Demorest        J. Leonard Frame
                                          Paul L. Sjoquist

STOCK PERFORMANCE GRAPH

     The following line-graph provides a five-year comparison of the cumulative returns for the Company, the S&P 500 Index and an index of peer companies selected by the Company. The Peer Group Index consists of companies that operate in similar industries and with similar market capitalization. The total cumulative return (change in the year-end stock price plus reinvested dividends) is based on the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Peer Group Index on December 31, 1995. Total cumulative return for each company in the Peer Group Index is weighted according to market capitalization at the beginning of each year. CEM Corp., Media Logic Inc., Moore Products Co., TSI, Inc.-MN, Daniel Industries, Instron Corp., Unit Instruments, Inc., Core Industries, Inc., Gelman Sciences, Inc., and Andros, Inc. were purchased by other entities in 2000, 2000, 2000, 2000, 1999, 1999, 1999, 1997,
1997, and 1996, respectively, and are no longer included in the Company's Peer Group Index.


                              FIVE-YEAR COMPARISON


[GRAPH]



------------------
*BEI Medical Systems Company, Inc., Hurco Companies, Inc., Input/Output Inc., K-Tron International, Inc., Integralvision, Inc., MTS Systems Corp., Newport Corp.

CHANGE IN CONTROL ARRANGEMENTS

     For stock options granted under the Company's 1992 Plan and 1998 Plan, if a "change in control" of the Company occurs (as defined in each of the plans), all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms regardless of whether the plan participants remain employees of the Company or a subsidiary. In addition, in the event of a change in control, the Compensation Committee may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of a change in control over the exercise price per share of the options.

EXECUTIVE SEVERANCE AGREEMENTS

     The Company has written Executive Severance Agreements with Robert Demorest, Daniel Mayer and Dane Anderson which require the Company to make severance payments to these executive officers if their employment with the Company is terminated under certain circumstances. If a termination of employment occurs in connection with a change in control of the Company, then the executive officer may be entitled to a lump sum cash payment equal to two times his annual salary if certain conditions set forth in the agreement are met. If the executive's employment is terminated by the Company for reasons unrelated to a change of control and other than for "cause" as defined in the agreement, the executive may be entitled to a lump sum cash payment equal to his annual salary.

CONFIDENTIALITY AGREEMENT

     The Company currently has a written agreement with William N. Mayer prohibiting disclosure of confidential information to anyone outside of the Company both during and subsequent to employment, prohibiting Mr. Mayer from engaging in any competitive business activity for a period of two years after termination of employment with the Company and requiring disclosure to the Company of ideas, discoveries or inventions relating to or resulting from his work for the Company and assignment to the Company of all proprietary rights to such matters. In the event that Mr. Mayer is unable to obtain employment consistent with his abilities and education as a result of this agreement, the Company will be required to make payments to Mr. Mayer equal to his monthly base salary at termination (exclusive of extra compensation, bonus or employee benefits) for each month of such unemployment, up to a maximum of 24 months.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on review of the copies of such reports furnished to the Company during the period ended December 31, 2000, and based on representations by such persons, all of the Company's executive officers, directors and greater than 10% shareholders complied with all Section 16(a) filings requirements.

                              INDEPENDENT AUDITORS

AUDIT FEES

     KPMG LLP's fees for the Company's 2000 annual audit and reviews of the Company's quarterly financial statements were approximately $50,000.


FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG LLP did not render any services to the Company in 2000 with respect to financial information systems design and implementation.


ALL OTHER FEES

     KPMG LLP's fees for all other services rendered to the Company for 2000 were approximately $33,000.

     Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Proposals of shareholders intended to be presented in the proxy materials relating to the next Annual Meeting must be received by the Company at its principal executive offices on or before December 5, 2001.

     A shareholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company's proxy statement must notify the Company by February 18, 2002. If a shareholder fails to provide notice by this date, then the persons named as proxies in the proxies solicited by the Company for the next Annual Meeting will have discretionary authority to vote on the proposal.

                                  OTHER MATTERS

     The management of the Company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                                  MISCELLANEOUS

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF MARCH 23, 2001, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: 7500 BOONE AVENUE NORTH, MINNEAPOLIS, MINNESOTA 55428; ATTN.: SHAREHOLDER INFORMATION.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/ Dane D. Anderson

                                        Dane D. Anderson
                                        SECRETARY

Minneapolis, Minnesota
April 4, 2001

                                                                     APPENDIX A

         CHARTER OF THE AUDIT COMMITTEE OF THE MOCON BOARD OF DIRECTORS

I.   Audit Committee Purpose

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     o Monitor the independence and performance of the Company's independent auditors.

     o Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  Audit Committee Composition and Meetings

     Audit Committee members shall meet the requirements of the NASD Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-employee directors as defined by the Securities and Exchange Commission (SEC) and NASD rules, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

     REVIEW PROCEDURES

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management and the independent auditors consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

     4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     INDEPENDENT AUDITORS

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     8. Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management, and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     LEGAL COMPLIANCE

     11. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     OTHER AUDIT COMMITTEE RESPONSIBILITIES

     12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

[GRAPHIC OMITTED]



                                   MOCON, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                              TUESDAY, MAY 22, 2001
                                    4:00 P.M.

                                   MOCON, INC.
                             7500 BOONE AVENUE NORTH
                             MINNEAPOLIS, MINNESOTA




--------------------------------------------------------------------------------
               MOCON, INC.
 [LOGO]        7500 BOONE AVENUE NORTH
               MINNEAPOLIS, MINNESOTA 55428                                PROXY
--------------------------------------------------------------------------------
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Robert L. Demorest and Dane D. Anderson, and each of them, as Proxies, each with full power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of MOCON, Inc. held of record by the undersigned on March 23, 2001, at the Annual Meeting of Shareholders to be held on May 22, 2001, or any adjournment, thereof.




                  (CONTINUED AND TO BE SIGNED ON THE REVERSE.)

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to MOCON, Inc., c/o Shareowner Services-, P.O. Box 64873, St. Paul, MN 55164-0873.












           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
    USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE
                                 UNITED STATES.

              PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]





1. ELECTION OF DIRECTORS:
       01  Robert L. Demorest     05  Richard A. Proulx                      [ ]  Vote FOR all         [ ]  Vote WITHHELD
       02  Dean B. Chenoweth      06  Tom C. Thomas                               nominees (except          from all nominees
       03  J. Leonard Frame       07  Ronald A. Meyer                             as marked below)
       04  Paul L. Sjoquist       08  Daniel W. Mayer

                                                                              ________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,      |                                        |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)     |________________________________________|

2.  To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE.

Address Change? Mark Box   [ ]   Indicate
 changes below:
                                                                             Date:                              , 2001
                                                                                  ------------------------------



                                                                              ________________________________________
                                                                             |                                        |
                                                                             |                                        |
                                                                             |________________________________________|

                                                                             Signature(s) in Box
                                                                             Please sign exactly as name appears at
                                                                             left. When shares are held by joint
                                                                             tenants, both should sign. When signing as
                                                                             attorney, executor, administrator, trustee
                                                                             or guardian, please give full title as
                                                                             such. If a corporation, please sign in
                                                                             full corporate name by President or other
                                                                             authorized officer. If a partnership,
                                                                             please sign in partnership name by
                                                                             authorized person.